Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement (No. 333-268316) on Form S-1, registration statements (Nos. 333-268302, 333-271882, 333-278841 and 333-278964) on Form S-3, and registration statements (Nos. 333-260573, 333-263972, 333-271044 and 333-278667) on Form S-8 of RenovoRx, Inc. of our report dated April 1, 2024, except for Note 11, as to which the date is March 31, 2025, relating to the financial statements of RenovoRx, Inc., included in this Annual Report on Form 10-K of RenovoRx, Inc. for the year ended December 31, 2024.

/s/ Baker Tilly US, LLP

Irvine, California
March 31, 2025